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                                                                    EXHIBIT 99.1



PSB GROUP, INC. ANNOUNCES
FOURTH-QUARTER EARNINGS


Madison Heights, MI. January 23, 2004 -- PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland and Macomb Counties, announced net income for the fourth quarter 2003 was $1,159,000, or $.39 per average outstanding share, compared to $1,301,000, or $.41 per average outstanding share in the fourth quarter of 2002. Full year earnings for 2003 totaled $4,213,000 or $1.36 per average outstanding share, compared to $5,289,000 or $1.68 per average outstanding share in 2002. Year to year differences are attributable in large measure to an $800,000 negative loan loss provision that was taken into income during 2002.

Total assets as of December 31, 2003 were $401,511,000 compared to $402,589,000 on December 31, 2002. The lending portfolio totaled $326,262,000 as of December 31, 2003 compared to $285,602,000 at December 31, 2002, representing a better than 14% increase in total loans. Deposits totaled $350,988,000 on December 31, 2003 compared to $340,780,000 at the same time 2002.

Peoples State Bank is an independent, locally owned community bank, founded in 1909. The bank currently serves the tri-county area with ten offices in Farmington Hills, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren.

Contact:      David A. Wilson
              Senior Vice President & CFO
              (248) 548-2900












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